FIRST AMENDMENT TO PRIVATE SHELF AGREEMENT

        THIS FIRST AMENDMENT dated as of October 31, 2003 (this “First Amendment”) to the Multi-Currency Private Shelf Agreement dated as of August 26, 2003 (the “Private Shelf Facility”) is between Nu Skin Enterprises, Inc., a Delaware corporation (the “Company”), and Prudential Investment Management, Inc. (“Prudential”).

RECITALS

    A.        The Company and Prudential have heretofore entered into the Private Shelf Facility.

    B.        The Company and Prudential now desire to amend the Private Shelf Facility in the respects, but only in the respects, hereinafter set forth.

    C.        Capitalized terms used herein shall have the respective meanings ascribed thereto in the Private Shelf Facility unless herein defined or the context shall otherwise require.

    D.        All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

        NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Prudential do hereby agree as follows:

Section 1.     Amendments to Private Shelf Facility

        1.1     Section 9.6(a)(i) of the Private Shelf Facility is hereby amended by adding the following parenthetical before the period of the first sentence thereof:

“(unless a pledge of such Pledged Securities (x) is legally unobtainable or (y) the consent of a governmental authority is required in order to obtain such pledge and such consent has not been obtained after the Company’s commercially reasonable efforts to obtain such consent, and Company delivers an opinion of outside counsel, in form and substance reasonably satisfactory to the holders of the Notes and their counsel, to the effect that such pledge was not legally obtainable or such consent was not obtained; provided, however, if the consolidated total revenues of NSE Korea Ltd., a Korean corporation, equal or exceed 10% of the consolidated total revenues during the four most recently ended fiscal quarters of the Company and its Subsidiaries during such period, then the Company shall be required to comply with this Section 9.6(a)(i) regardless of the foregoing)".

        1.2     Section 10.4 of the Private Shelf Facility is hereby amended in its entirety to read as follows:

              “10.4     Minimum Consolidated Net Worth.

The Company will not, at any time, permit Consolidated Net Worth to be less than the sum of (i) $271,935,200, (ii) an aggregate amount equal to 60% of Consolidated Net Income (but, in each case, only if a positive number) earned in (a) the six months ended December 31, 2000, and (b) unless clause (iii) below is operative for any given fiscal quarter (in which case such fiscal quarter shall be excepted from this clause (ii)), each complete fiscal quarter thereafter, (iii) for the fiscal quarter ended December 31, 2003 and each fiscal quarter ended thereafter to but not including the fiscal quarter in which Total Indebtedness is first reduced to $120,000,000 or less, an aggregate amount equal to 70% of Consolidated Net Income (in each case to the extent a positive number) earned in each such fiscal quarter, and (iv) 50% of the net proceeds realized by the Company and its Restricted Subsidiaries from the sale of Equity Securities subsequent to June 30, 2000, excluding issuances of Equity Securities upon exercise of employee stock options or rights under any employee benefit plans (excluding such exercise by any Person that owns greater than 5% of the Equity Securities of the Company), issuances of Equity Securities in connection with acquisitions by the Company and its Restricted Subsidiaries and reissuances of up to $60,000,000 of treasury securities purchased by the Company after October 12, 2000, so long as not purchased in the fourth quarter of 2003.”

        1.3     Schedule A of the Private Shelf Facility is hereby amended by amending and restating the definition of “Material Subsidiaries” in the following manner:

“Material Subsidiaries” means, at any time, (a) NSE Korea Ltd., a Delaware corporation, Nu Skin Japan Co., Ltd., a Japanese corporation, Nu Skin International, Inc., a Utah corporation, Nu Skin Enterprises Hong Kong, Inc., a Utah corporation, Nu Skin Taiwan, Inc., a Utah corporation, Nu Skin United States, Inc., a Delaware corporation, and Big Planet, Inc., a Delaware corporation; and (b) each other Subsidiary of the Company which (i) had revenues during the four most recently ended fiscal quarters equal to or greater than 5.0% of the consolidated total revenues of the Company and its Subsidiaries during such period (provided that (A) if the Company and Subsidiaries collectively own not more than 30% of the outstanding equity, by value, of Nu Skin Malaysia Holdings, then Nu Skin Malaysia Holdings and its subsidiaries shall not be deemed Material Subsidiaries by reason of this clause (i) unless their consolidated revenues during the four most recently ended fiscal quarters equaled or exceeded 15.0% of the consolidated total revenues of the Company and its Subsidiaries during such period, or (B) NSE Korea Ltd., a Korean corporation, shall not be deemed a Material Subsidiary by reason of this clause (i) unless its consolidated total revenues during the four most recently ended fiscal quarters equaled or exceeded 10% of the consolidated total revenues of the Company and its

Subsidiaries during such period, or (ii) is an obligor under any Guaranty with respect to the Indebtedness of the Company under any Significant Credit Facility.

        1.4     Schedule A of the Private Shelf Facility is hereby further amended by amending and restating the definition of “Consolidated Net Worth” in the following manner:

“Consolidated Net Worth” means, at any time, (a) the consolidated stockholders’ equity of the Company and the Restricted Subsidiaries, as defined according to GAAP, plus (b) to the extent funded with the proceeds of a debt offering and cash and not with proceeds of any equity issuance, the amount (not to exceed $150,000,000) paid by the Company in the fourth quarter of 2003 for repurchases of its outstanding common stock, less (c) the sum of (i) to the extent included in clause (a), all amounts attributable to minority interests, if any, in the securities of Restricted Subsidiaries, and (ii) the amount by which Restricted Investments exceed 20% of the amount determined in clause (a).

Section 2.     Representations and Warranties and Covenants of the Company.

2.1        To induce Prudential to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to Prudential that:

(a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b) the Private Shelf Facility, as amended by this First Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute

(alone or with due notice or lapse or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c); and

(d) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing.

        2.2.     The Company agrees that it shall promptly pay the reasonable fees and expenses of O’Melveny & Myers LLP in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.

Section 3.     Conditions to Effectiveness of This Amendment. This First Amendment shall become effective as of October 31, 2003 (the “First Amendment Effective Date”) upon (i) the delivery to Prudential of executed counterparts of this First Amendment, duly executed by the Company and the Required Holders, (ii) the execution of a counterpart to the Subsidiary Guaranty by NSE Korea Ltd., a Delaware corporation, (iii) the execution of a counterpart to the Amended and Restated Collateral Agency and Intercreditor Agreement by NSE Korea Ltd., a Delaware corporation, and (iv) the execution of a counterpart to the Amended and Restated Subordination Agreement by NSE Korea Ltd., a Delaware corporation.

Section 4.     Certain Matters regarding NSE Korea Ltd. The Company and Prudential acknowledge that, notwithstanding the execution and delivery by NSE Korea Ltd., a Korean corporation domesticated under the laws of Delaware (“NSE Korea Ltd.”), of a counterpart of the Subsidiary Guaranty, certain laws and/or regulations in Korea may make the Subsidiary Guaranty (or certain provisions thereof) unenforceable with respect to NSE Korea Ltd. in Korea and/or restrict the ability of NSE Korea Ltd. to make payments under the Subsidiary Guaranty. Accordingly, Required Holders agree that (a) no representation or warranty (i) made by NSE Korea Ltd. in Section 3.2 or 3.3 of the Subsidiary Guaranty or (ii) made by the Company in Section 5.6 or 5.7 of the Private Shelf Facility shall be deemed to be false or incorrect to the extent that such representation or warranty would be true absent the application of Korean laws and/or regulations; and (b) no Event of Default or Default shall occur under Section 11(d), 11(e) or 11(j) of the Private Shelf Facility as a result of the Subsidiary Guaranty not being valid and enforceable under any Korean law or regulation. In consideration of the foregoing, within 60 days following the First Amendment Effective Date, the Company agrees that it will use reasonable commercial efforts to give to, and maintain in favor of, the Collateral Agent, for the ratable benefit of holders of the Notes and the other Senior Secured Creditors, a valid and perfected first priority Lien on and security interest in all of the stock NSE Korea Ltd., a Korean corporation (and, if such pledge is obtained, the Company will deliver to the Lenders and the other Senior Secured Creditors appropriate documents of the types described in the second sentence of Section 9.6(a)(i) of the Private Shelf Facility), or if such pledge is not obtained, the Company will deliver an opinion of outside counsel, in form and substance reasonably satisfactory to the holders of the Notes and their counsel, within 60 days following the First Amendment Effective Date, to the effect that the pledge of the Equity Securities of NSE Korea Ltd., a Korean corporation, by the Company is not (x) legally obtainable or (y) the consent of a governmental authority is required in order to obtain such pledge and such consent has not been obtained.

Section 5.     Miscellaneous.

    5.1.        This First Amendment shall be construed in connection with and as part of the Private Shelf Facility, and except as modified and expressly amended by this First Amendment, all terms, conditions, and covenants contained in the Private Shelf Facility and the Notes are hereby ratified and shall be and remain in full force and effect.

    5.2.        Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Private Shelf Facility without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

    5.3.        The descriptive heading of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

    5.4.        This First Amendment shall be governed by and construed in accordance with the laws of the State of New York.

    5.5.        The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

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        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NU SKIN ENTERPRISES, INC.

By:        /s/  Ritch N. Wood
Name:   Ritch N. Wood
Its:         Chief Financial Officer

PRUDENTIAL INVESTMENT
MANAGEMENT, INC.

By:       /s/  Iris Krause
Name:  Iris Krause
Its:        Vice President

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